QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAP ROCK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

TEXAS	75-2794300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Wall Street, Suite 400
Midland, Texas 79701
(Address of principal executive offices-zip code)

CAP ROCK ENERGY CORPORATION
2001 STOCK INCENTIVE PLAN
(Full title of the plan)

David Pruitt
Chief Executive Officer
Cap Rock Energy Corporation
500 West Wall, Suite 400
Midland, Texas 79701
(915) 683-5422
(Names, addresses and telephone numbers, including area codes, of agents for service)

Copy to:
Ronald W. Lyon
General Counsel
Cap Rock Energy Corporation
115 S. Travis Street
Sherman, Texas 75090
(903) 813-0377

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $.01 par value	300,000	$11.70	$3,510,000	$322.92

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this Registration Statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transaction.
(2)
Estimated, pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee (based on the average ($11.70 per share) of the highest and the lowest sale price of Cap Rock Energy Corporation's common stock on the AMEX composite tape on January 3, 2003).
(3)
The registration fee paid herewith relates to 300,000 new shares of common stock being registered hereunder. The remaining 500,000 shares of common stock included in this Registration Statement relate to Registration No. 333-88602 for which the registration fee was paid at the time of filing.

        Pursuant to Rule 429 of the Securities and Exchange Commission under the Securities Act of 1933, as amended, this Registration Statement also relates to 500,000 shares of common stock registered under Registration No. 333-88602 and this Registration Statement constitutes Post-Effective Amendment No. 1 to such registration statement.

PART I

INFORMATION REQUIRED
IN THE SECION 10(A) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*
The information called for by Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        Cap Rock Energy Corporation ("the Company") hereby incorporates by reference the registration statement filed on Form S-8 on May 17, 2002 with respect to securities issued under the Company's 2001 Stock Incentive Plan (SEC File No. 333-88602).

        The following documents, which have been filed by the Company with the Securities and Exchange Commission under File No. 001-31267 pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), are incorporated by reference in this Registration Statement.

  (a)
  Annual Report of the Company on Form 10-K for the period ended December 31, 2001.

  (b)
  Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002.

  (c)
  Description of the Company's common stock contained in the Company's Registration Statement on Form 8-A, dated March 12, 2002, and any amendment thereto or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        Our consolidated financial statements included in our 2001 Form 10-K have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report, incorporated by reference herein in reliance upon the authority of that firm as experts in giving such reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437A promulgated under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

        Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        See Item 3 for a discussion regarding Arthur Andersen LLP and the Company's audited financial statements.

Item 6.  Indemnification of Directors and Officers.

        No material change. Refer to the registration statement filed on Form S-8 on May 17, 2002 (SEC File No. 333-88602).

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

        The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into this Item 8.

Item 9.  Undertakings.

        No material change. Refer to the registration statement filed on Form S-8 on May 17, 2002 (SEC No. 333-88602).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Cap Rock Energy Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on January 13, 2003.

CAP ROCK ENERGY CORPORATION
By:	/s/ DAVID W. PRUITT David W. Pruitt Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David Pruitt and Ronald W. Lyon, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID W. PRUITT David W. Pruitt	Co-Chairman of the Board, President and Chief Executive Officer; Director (Principal Executive Officer)	January 13, 2003
/s/ LEE D. ATKINS Lee D. Atkins	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 13, 2003
/s/ RUSSELL E. JONES Russell E. Jones	Co-Chairman of the Board; Director	January 13, 2003
/s/ SAMMIE D. BUCHANAN Sammie D. Buchanan	Director	January 13, 2003
/s/ JERRY R. HOELSCHER Jerry R. Hoelscher	Director	January 13, 2003
/s/ FLOYD L. RITCHEY Floyd L. Ritchey	Director	January 13, 2003
/s/ MICHAEL D. SCHAFFNER Michael D. Schaffner	Director	January 13, 2003
/s/ NEWELL W. TATE Newell W. Tate	Director	January 13, 2003

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Ronald W. Lyon, Esq.
23.2	Consent of counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to Registration Statement)

QuickLinks

PART I INFORMATION REQUIRED IN THE SECION 10(A) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS